Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 27, 2026, relating to the consolidated financial statements of Twin Vee Powercats Co. and Subsidiaries (the “Company”) appearing in its Annual Report on Form 10-k, as of and for the year ended December 31, 2025. Our report includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts” appearing therein.

Grassi & Co., CPAs, P.C.

Glastonbury, Connecticut

October 26, 2026